Exhibit 99.1

Behringer Harvard Multifamily REIT I, Inc.

Second Quarter Report

Quarter ended June 30, 2011

West Village in Mansfield, Massachusetts—Joint venture owned community.

Second Quarter Overview

As of August 18, 2011

•                  The results from the May sale of Waterford Place (announced in last quarter’s update) validate the REIT’s acquisition strategy. The sale resulted in proceeds of approximately $50.6 million and a profit on the sale of approximately $34.8 million to the joint venture in which the REIT had a 55% ownership interest. The REIT’s share of the profit was approximately $18.1 million.

•                  During the quarter, the REIT acquired three multifamily communities through a joint venture with PGGM, Argenta in San Francisco, CA, and West Village and Stone Gate, which are both located near Boston, MA. The aggregate gross purchase price of $194.7 million for the three communities was funded with proceeds from the sale of Waterford Place, mortgage debt proceeds of $58.5 million (from the financing of West Village and Stone Gate) and cash on hand. As of June 30, the REIT owned 96% of Argenta and 55% of West Village and Stone Gate.

•                  Consolidated rental revenue grew to approximately $15 million in the second quarter of 2011, an approximate 127% increase compared to approximately $6.6 million in the second quarter of 2010. For the six months ended June 30, 2011, consolidated rental revenues were approximately $27.4 million, an approximate 132% increase compared to approximately $11.8 million for the same period last year.

•                  Revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangements with PGGM) increased to $26.4 million in the second quarter of 2011, an approximate 68% increase compared to approximately $15.7 million in the second quarter of 2010. For the first six months of 2011, revenues from unconsolidated joint ventures increased to approximately $50.4 million, an approximate 84% increase compared to approximately $27.4 million for the first six months of 2010.

•                  Subsequent to the end of the second quarter, the REIT completed financing of three consolidated multifamily communities, raising approximately $105.3 million in debt capital. Approximately $51.0 million was financed at a fixed interest rate of 3.19% and a five-year term; $30.3 million was financed at a fixed interest rate of 3.86% and a seven-year term; and $24.0 million of principal was financed at a variable interest rate of one-month LIBOR (London Interbank Offered Rate) plus 2.45% per annum and a three-year term.

Investment Highlights

(in millions)	As of June 30, 2011	As of Dec. 31, 2010
Investments in real estate and joint ventures, net	$987.4	$873.4
Total assets	$1,295.5	$958.8

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income (loss) attributable to common stockholders	$6.6	$(8.8)	$0.9	$(17.8)
Real estate depreciation and amortization	14.3	8.5	27.3	16.5
FFO attributable to common stockholders(1)	20.9	(0.3)	28.2	(1.3)

Gain on revaluation of equity on a business combination	(18.1)	—	(18.1)	—
Acquisition expenses	5.7	3.1	5.7	6.1
Straight-line rents	0.2	0.3	0.4	0.5
MFFO attributable to common stockholders(2)	$8.7	$3.1	$16.2	$5.3
GAAP weighted average common shares	$123.4	$79.7	$115.5	$72.0
Net Income (loss) per share	$0.05	$(0.11)	$0.01	$(0.25)
FFO per common share	$0.17	$—	$0.24	$(0.02)
MFFO per common share	$0.07	$0.04	$0.14	$0.07

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

15601 Dallas Parkway, Suite 600

Addison, TX 75001

Date Published 09/11

765-1 MF1-Q2 Report 2011

© 2011 Behringer Harvard

Second Quarter Report

Behringer Harvard Multifamily REIT I, Inc.